Exhibit 99.1

Chubb Limited Bärengasse 32 CH-8001 Zurich Switzerland	www.chubb.com @Chubb

News Release

Chubb Reports Fourth Quarter Per Share Net Income and Core

Operating Income of $5.34 and $3.18, Up 107.8% and 39.5%,

Respectively; Consolidated Net Premiums Written of $8.41 Billion,

Up 5.2%, with Commercial P&C Lines Globally Up 10%

Full-Year Per Share Net Income and Core Operating Income of

$7.79 and $7.31, Respectively, with Net Catastrophe Losses Per

Share, Including COVID-19, of $6.12 Versus $2.11 Prior Year

•	Fourth quarter net income was $2.42 billion versus $1.17 billion prior year, and core operating income was $1.44 billion versus $1.04 billion prior year.

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Fourth quarter P&C net premiums written were up 5.4%, while Global P&C net premiums written, which exclude Agriculture, were up 6.0%, comprising 11.3% positive growth in commercial P&C lines globally and 3.9% negative growth in consumer lines primarily from outside North America.

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Fourth quarter pre-tax and after-tax catastrophe losses were $314 million and $271 million, respectively, compared with $430 million and $353 million, respectively, last year. There were no changes to the previously reported aggregate P&C COVID-19 incurred loss charge from June 30, 2020.

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Fourth quarter P&C underwriting income was $969 million, up 81.8%, leading to a P&C combined ratio of 87.6% compared with 92.7% prior year. The P&C current accident year combined ratio excluding catastrophe losses was 86.4% compared with 90.0% prior year.

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Commercial P&C rate increases in the quarter, which averaged 16.5% in North America Insurance and 18.5% in Overseas General Insurance, exceeded loss cost trends by 11.5 percentage points and 15.5 percentage points, respectively.

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Fourth quarter pre-tax net investment income was $847 million compared with $858 million prior year, and adjusted net investment income was $924 million compared with $917 million prior year. Operating cash flow was $2.54 billion.

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Full-year net income was $3.53 billion versus $4.45 billion prior year, and core operating income was $3.31 billion versus $4.64 billion prior year. After-tax catastrophe losses were $2.78 billion, compared with $966 million prior year, and included COVID-19 losses of $1.19 billion. The majority of the charge remains as incurred but not reported (IBNR).

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Full-year consolidated net premiums written were $33.82 billion, up 4.8%. P&C net premiums written were up 4.8%, or 5.4% in constant dollars, comprising 9.3% positive growth in commercial P&C lines globally and 2.5% negative growth in consumer lines primarily from outside North America.

•	Full-year P&C combined ratio was 96.1% compared with 90.6% prior year. The P&C current accident year combined ratio excluding catastrophe losses was 86.7% compared with 89.2% prior year.

•	Book and tangible book value per share were up 7.7% and 12.2%, respectively, for the year.

ZURICH – February 2, 2021 – Chubb Limited (NYSE: CB) today reported net income for the quarter ended December 31, 2020 of $2.42 billion, or $5.34 per share, compared with $1.17 billion, or $2.57 per share, for the same quarter last year. Core operating income was $1.44 billion, or $3.18 per share, compared with $1.04 billion, or $2.28 per share, for the same quarter last year. Book and tangible book value per share increased 5.5% and 8.1%, respectively, from September 30, 2020 and now stand at $131.88 and $87.69, respectively. Book value was favorably impacted by total after-tax net realized and unrealized gains of $2.01 billion, including a gain of $1.63 billion in the investment portfolio, favorable foreign exchange of $348 million, and a gain in the company’s variable annuity reinsurance portfolio of $146 million. Annualized ROE and core operating ROE were 16.7% and 10.7%, respectively. Annualized core operating return on tangible equity was 17.1%.

Chubb Limited

Fourth Quarter Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share)
	2020	2019	Change	2020	2019	Change
Net income	$2,418	$1,173	106.2%	$5.34	$2.57	107.8%
Amortization of fair value adjustment of acquired invested assets and long-term debt, and other, net of tax	18	37	(51.4)%	0.04	0.08	(50.0)%
Adjusted net realized (gains) losses, net of tax	(996)	(170)	NM	(2.20)	(0.37)	NM
Core operating income, net of tax	$1,440	$1,040	38.4%	$3.18	$2.28	39.5%

For the three months ended December 31, 2020 and 2019, the tax expenses (benefits) related to the table above were $(3) million and $(6) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt, and other; $78 million and $2 million, respectively, for adjusted net realized gains and losses; and $259 million and $173 million, respectively, for core operating income.

For the year ended December 31, 2020, net income was $3.53 billion, or $7.79 per share, compared with $4.45 billion, or $9.71 per share, for 2019. Core operating income was $3.31 billion, or $7.31 per share, compared with $4.64 billion, or $10.11 per share, for 2019. Book and tangible book value per share increased 7.7% and 12.2%, respectively, from December 31, 2019. Book value was favorably impacted by total after-tax net realized and unrealized gains of $2.55 billion, including a gain of $3.12 billion in the investment portfolio and a loss of $310 million in the company’s variable annuity reinsurance portfolio. Annualized ROE and core operating ROE were both 6.2%. Annualized core operating return on tangible equity was 9.8%.

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Chubb Limited

Full Year Summary

(in millions of U.S. dollars, except per share amounts)

(Unaudited)

				(Per Share)
	2020	2019	Change	2020	2019	Change
Net income	$3,533	$4,454	(20.7)%	$7.79	$9.71	(19.8)%
Amortization of fair value adjustment of acquired invested assets and long-term debt, and other, net of tax	78	133	(41.4)%	0.17	0.29	(41.4)%
Adjusted net realized (gains) losses, net of tax	(298)	54	NM	(0.65)	0.11	NM
Core operating income, net of tax	$3,313	$4,641	(28.6)%	$7.31	$10.11	(27.7)%

For the years ended December 31, 2020 and 2019, the tax expenses (benefits) related to the table above were $(17) million and $(30) million, respectively, for amortization of fair value adjustment of acquired invested assets and long-term debt, and other; $24 million and $15 million, respectively, for adjusted net realized gains and losses; and $622 million and $810 million, respectively, for core operating income.

Evan G. Greenberg, Chairman and Chief Executive Officer of Chubb Limited, commented: “Chubb had an excellent fourth quarter finish to the year, highlighted by very strong earnings, resulting from continued underwriting margin improvement and double-digit commercial lines premium growth globally. Core operating income per share of $3.18 was up nearly 40% with net income per share a record. Our P&C underwriting income was up 82%, with a published combined ratio of 87.6% compared to 92.7% prior year. The margin improvement in our combined ratio was a result of both expense and loss ratio improvements that were broad based. Virtually all of our commercial P&C lines of business are achieving rates that exceed loss costs.

“In the quarter, Global P&C premium revenue, which excludes agriculture, grew 6%. Commercial lines grew over 11% as we capitalized on a strong and continuously improving pricing environment in most regions of the world. In fact, the pricing environment was the strongest we’ve seen since rates in certain classes began to rise about three years ago. Commercial rate increases averaged 16.5% and 18.5%, respectively, in our North America and international businesses. I expect the favorable underwriting conditions to continue. On the other hand, net premiums declined 3.9% in our consumer lines businesses globally, which have been impacted by the pandemic’s effects on consumer activity, but will improve as the year progresses. The one exception of note is our U.S. high net worth personal lines business, which grew in the quarter and the year – a testament to our market-leading franchise.

“For the year, we produced $3.3 billion of core operating income, published a P&C combined ratio of 96.1%, achieved premium revenue growth of 5.4% in constant dollars, with commercial lines growth of 9.3%, and grew tangible book value per share 12.2% – reasonably good results overall given the remarkable and unprecedented events we all faced.

“We are off to a good start in ‘21 with both growth and the level of commercial P&C rate increases resembling the underwriting conditions of the fourth quarter. With our leadership energized and our people focused, and given our full range of capabilities to bring to bear for our clients and business partners, we are confident in our ability to continue growing revenue and expanding underwriting margins.”

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Chubb Limited News Release

Operating highlights for the quarter ended December 31, 2020 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q4 2020	Q4 2019	Change
P&C
Net premiums written (increase of 5.0% in constant dollars)	$7,770	$7,375	5.4%
Underwriting income	$969	$533	81.8%
Combined ratio	87.6%	92.7%
Current accident year underwriting income excluding catastrophe losses	$1,059	$730	45.0%
Current accident year combined ratio excluding catastrophe losses	86.4%	90.0%

Global P&C (excludes Agriculture)
Net premiums written (increase of 5.7% in constant dollars)	$7,528	$7,099	6.0%
Underwriting income	$933	$556	67.8%
Combined ratio	87.4%	91.9%
Current accident year underwriting income excluding catastrophe losses	$1,025	$789	29.9%
Current accident year combined ratio excluding catastrophe losses	86.1%	88.6%

North America Agricultural Insurance
Net premiums written	$242	$276	(12.2)%
Underwriting income (loss)	$36	$(23)	NM
Combined ratio	90.5%	105.4%
Current accident year underwriting income (loss) excluding catastrophe losses	$34	$(59)	NM
Current accident year combined ratio excluding catastrophe losses	91.1%	113.9%

•	Consolidated net premiums earned increased 6.2%. P&C net premiums earned increased 6.3%, comprising growth of 9.4% in commercial P&C lines and growth of 0.2% in consumer lines.

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Total pre-tax and after-tax P&C catastrophe losses were $296 million (3.8 percentage points of the combined ratio) and $258 million, respectively, compared with $430 million (5.9 percentage points of the combined ratio) and $353 million, respectively, last year.

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The P&C current accident year combined ratio excluding catastrophe losses decreased 3.6 percentage points, with loss ratio-related margin improvement of 2.8 percentage points, and the balance expense ratio-related.

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The Global P&C current accident year combined ratio excluding catastrophe losses decreased 2.5 percentage points, with 1.1 percentage points of the margin improvement loss ratio-related and the balance expense ratio-related. Commercial lines had a 1.4 percentage point loss ratio improvement, with 1.2 percentage points coming from earned rate exceeding loss cost trend. Consumer lines had a 1.2 percentage point loss ratio improvement, with 1.1 percentage points coming from the impact of the health-related shutdown. The expense ratio improvement was 1.4 percentage points, including 0.6 percentage point in the acquisition cost ratio due to less consumer and more commercial premium. The remaining 0.8 percentage point improvement reflects 0.5 percentage point from efficiency and 0.3 percentage point from the impact of current operating conditions.

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Agriculture net premiums written decreased $34 million. The current accident year combined ratio excluding catastrophe losses decreased 22.8 percentage points, reflecting a more average crop loss year in 2020.

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Total pre-tax and after-tax favorable prior period development were $206 million (2.6 percentage points of the combined ratio) and $189 million, respectively, compared with $233 million (3.2 percentage points of the combined ratio) and $199 million, respectively, last year.

•	Pre-tax net investment income was $847 million and adjusted net investment income was $924 million.

•	Operating cash flow was $2.54 billion for the quarter.

•	Share repurchases totaled $190 million during the quarter at an average purchase price of $144.33 per share.

Operating highlights for the year ended December 31, 2020 were as follows:

Chubb Limited (in millions of U.S. dollars except for percentages)	FY 2020	FY 2019	Change
P&C
Net premiums written (increase of 5.4% in constant dollars)	$31,306	$29,883	4.8%
Underwriting income	$1,210	$2,726	(55.6)%
Combined ratio	96.1%	90.6%
Current accident year underwriting income excluding catastrophe losses	$4,074	$3,121	30.5%
Current accident year combined ratio excluding catastrophe losses	86.7%	89.2%

Global P&C (excludes Agriculture)
Net premiums written (increase of 5.7% in constant dollars)	$29,460	$28,073	4.9%
Underwriting income	$1,064	$2,637	(59.7)%
Combined ratio	96.3%	90.3%
Current accident year underwriting income excluding catastrophe losses	$3,902	$3,104	25.6%
Current accident year combined ratio excluding catastrophe losses	86.5%	88.6%

North America Agricultural Insurance
Net premiums written	$1,846	$1,810	2.0%
Underwriting income	$146	$89	65.3%
Combined ratio	92.0%	95.1%
Current accident year underwriting income excluding catastrophe losses	$172	$17	NM
Current accident year combined ratio excluding catastrophe losses	90.5%	99.1%

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Consolidated net premiums earned increased 5.8%, or 6.5% in constant dollars. P&C net premiums earned increased 5.8%, or 6.5% in constant dollars, comprising growth in commercial P&C lines and consumer lines of 8.9% and 1.5%, respectively.

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Total pre-tax and after-tax P&C catastrophe losses were $3.26 billion (10.6 percentage points of the combined ratio) and $2.76 billion, respectively, compared with $1.19 billion (4.1 percentage points of the combined ratio) and $966 million, respectively, last year.

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The P&C current accident year combined ratio excluding catastrophe losses decreased 2.5 percentage points, with loss ratio-related margin improvement of 1.6 percentage points, and the balance expense ratio-related.

•	The Agriculture current accident year combined ratio excluding catastrophe losses decreased 8.6 percentage points, reflecting a more average crop loss year in 2020.

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Total pre-tax and after-tax favorable prior period development were $395 million (1.2 percentage points of the combined ratio) and $357 million, respectively, compared with $792 million (2.7 percentage points of the combined ratio) and $624 million, respectively, last year.

•	Pre-tax net investment income was $3.38 billion and adjusted net investment income was $3.61 billion.

•	Operating cash flow was $9.79 billion for the year.

•	Share repurchases totaled $516 million for the year at an average purchase price of $143.91 per share.

Details of financial results by business segment are available in the Chubb Limited Financial Supplement. Key segment items for the quarter ended December 31, 2020 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	Q4 2020		Q4 2019	Change
Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$5,167		$4,885	5.8%
Commercial P&C (Comprising NA Commercial P&C Insurance, excluding A&H, and NA Agricultural Insurance)	$3,805		$3,514	8.3%
Consumer P&C	$1,362		$1,371	(0.7)%
Combined ratio	81.3%		88.7%
Current accident year combined ratio excluding catastrophe losses	83.4%		87.5%

North America Commercial P&C Insurance
Net premiums written	$3,724		$3,438	8.3%
Commercial P&C excluding A&H	$3,563		$3,238	10.0%
Major accounts retail and excess and surplus (E&S) wholesale	$2,082		$1,866	11.6%
Middle market and small commercial	$1,481		$1,372	7.9%
Accident and health (A&H)	$161		$200	(19.1)%
Combined ratio	77.8%	*	82.6%
Current accident year combined ratio excluding catastrophe losses	83.9%		86.4%

North America Personal P&C Insurance
Net premiums written	$1,201		$1,171	2.5%
Combined ratio	88.6%		99.6%
Current accident year combined ratio excluding catastrophe losses	79.3%		81.4%

North America Agricultural Insurance
Net premiums written	$242		$276	(12.2)%
Combined ratio	90.5%		105.4%
Current accident year combined ratio excluding catastrophe losses	91.1%		113.9%

Overseas General Insurance
Net premiums written (increase of 3.3% in constant dollars)	$2,478		$2,381	4.1%
Commercial P&C (increase of 12.6% in constant dollars)	$1,481		$1,297	14.2%
Consumer P&C (decrease of 8.1% in constant dollars)	$997		$1,084	(8.0)%
Combined ratio	92.4%	*	93.1%
Current accident year combined ratio excluding catastrophe losses	89.5%		91.2%

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Chubb Limited News Release

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North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.5 percentage points, including a 1.2 percentage point decrease in the loss ratio and a 1.3 percentage point decrease in the expense ratio.

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North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.1 percentage points, including a 1.7 percentage point decrease in the loss ratio and a 0.4 percentage point decrease in the expense ratio.

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Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.7 percentage points, including a 0.5 percentage point decrease in the loss ratio and a 1.2 percentage point decrease in the expense ratio.

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Global Reinsurance: Net premiums written were $125 million, up 14.4%, or 12.9% in constant dollars. The combined ratio was 99.6% compared with 94.6% prior year. The current accident year combined ratio excluding catastrophe losses was 81.3% compared with 83.3% prior year.

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Life Insurance: Net premiums written were $640 million, up 3.0%. Segment income was $116 million, up $26 million, or 30.4% in constant dollars. International life insurance segment income was $32 million, down $4 million, due to a charge of $18 million for additional COVID-19 losses, offset by higher net investment income of $7 million and higher other income of $10 million.

* While there was no change to the previously reported aggregate P&C COVID-19 incurred loss charge from June 30, 2020, there was a reallocation of losses between divisions resulting in a decrease of 1.4 percentage points to the combined ratio for North America Commercial P&C Insurance and an increase of 2.0 percentage points to the combined ratio for Overseas General Insurance.

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Chubb Limited News Release

Key segment items for the year ended December 31, 2020 are presented below:

Chubb Limited (in millions of U.S. dollars except for percentages)	FY 2020	FY 2019	Change
Total North America P&C Insurance
(Comprising NA Commercial P&C Insurance, NA Personal P&C Insurance and NA Agricultural Insurance)
Net premiums written	$21,240	$19,972	6.4%
Commercial P&C (Comprising NA Commercial P&C Insurance, excluding A&H, and NA Agricultural Insurance)	$15,627	$14,381	8.7%
Consumer P&C	$5,613	$5,591	0.4%
Combined ratio	92.9%	87.8%
Current accident year combined ratio excluding catastrophe losses	84.2%	87.1%

North America Commercial P&C Insurance
Net premiums written	$14,474	$13,375	8.2%
Commercial P&C excluding A&H	$13,781	$12,571	9.6%
Major accounts retail and excess and surplus (E&S) wholesale	$8,141	$7,281	11.8%
Middle market and small commercial	$5,640	$5,290	6.6%
Accident and health (A&H)	$693	$804	(13.8)%
Combined ratio	93.7%	85.6%
Current accident year combined ratio excluding catastrophe losses	85.3%	87.4%

North America Personal P&C Insurance
Net premiums written	$4,920	$4,787	2.8%
Combined ratio	91.1%	91.1%
Current accident year combined ratio excluding catastrophe losses	78.7%	81.4%

North America Agricultural Insurance
Net premiums written	$1,846	$1,810	2.0%
Combined ratio	92.0%	95.1%
Current accident year combined ratio excluding catastrophe losses	90.5%	99.1%

Overseas General Insurance
Net premiums written (increase of 2.9% in constant dollars)	$9,335	$9,262	0.8%
Commercial P&C (increase of 10.8% in constant dollars)	$5,421	$4,968	9.1%
Consumer P&C (decrease of 6.4% in constant dollars)	$3,914	$4,294	(8.9)%
Combined ratio	95.4%	91.6%
Current accident year combined ratio excluding catastrophe losses	89.4%	90.9%

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North America Commercial P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.1 percentage points, including a 1.1 percentage point decrease in the loss ratio and a 1.0 percentage point decrease in the expense ratio.

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North America Personal P&C Insurance: The current accident year combined ratio excluding catastrophe losses decreased 2.7 percentage points, including a 2.0 percentage point decrease in the loss ratio and a 0.7 percentage point decrease in the expense ratio.

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Overseas General Insurance: The current accident year combined ratio excluding catastrophe losses decreased 1.5 percentage points, including a 0.5 percentage point decrease in the loss ratio and a 1.0 percentage point decrease in the expense ratio.

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Global Reinsurance: Net premiums written were $731 million, up 12.6%, or 12.1% in constant dollars. The combined ratio was 92.5% compared with 85.0% prior year. The current accident year combined ratio excluding catastrophe losses was 80.1% compared with 82.1% prior year.

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Life Insurance: Net premiums written were $2,514 million, up 5.1%, or 5.6% in constant dollars. Segment income was $401 million, up $35 million, or 10.1% in constant dollars. International life insurance segment income was $166 million, up $14 million, due to higher net investment income of $18 million and higher other income of $26 million, partially offset by a charge of $24 million for COVID-19 losses.

All comparisons are with the same period last year unless otherwise specifically stated.

Please refer to the Chubb Limited Financial Supplement, dated December 31, 2020, which is posted on the company’s investor relations website, investors.chubb.com, in the Financials section for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio, and debt and capital.

Chubb Limited will hold its fourth quarter earnings conference call on Wednesday, February 3, 2021 beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live webcast at investors.chubb.com or by dialing 888-220-8451 (within the United States) or 323-794-2590 (international), passcode 8213691. Please refer to the Chubb website under Events and Presentations for details. A replay of the call will be available until Wednesday, February 17, 2021 and the archived webcast will be available on our website for approximately one month. To listen to the replay, please click here to register and receive dial-in numbers.

About Chubb

Chubb is the world’s largest publicly traded property and casualty insurance company. With operations in 54 countries and territories, Chubb provides commercial and personal property and casualty insurance, personal accident and supplemental health insurance, reinsurance and life insurance to a diverse group of clients. As an underwriting company, we assess, assume and manage risk with insight and discipline. We service and pay our claims fairly and promptly. The company is also defined by its extensive product and service offerings, broad distribution capabilities, exceptional financial strength and local operations globally. Parent company Chubb Limited is listed on the New York Stock Exchange (NYSE: CB) and is a component of the S&P 500 index. Chubb maintains executive offices in Zurich, New York, London, Paris and other locations, and employs approximately 31,000 people worldwide. Additional information can be found at: www.chubb.com.

Investor Contact

Karen Beyer: (212) 827-4445; karen.beyer@chubb.com

Media Contact

Jeffrey Zack: (212) 827-4444; jeffrey.zack@chubb.com

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Chubb Limited News Release

Regulation G - Non-GAAP Financial Measures

In presenting our results, we included and discussed certain non-GAAP measures. These non-GAAP measures, which may be defined differently by other companies, are important for an understanding of our overall results of operations and financial condition. However, they should not be viewed as a substitute for measures determined in accordance with generally accepted accounting principles (GAAP).

Throughout this document there are various measures presented on a constant-dollar basis (i.e., excludes the impact of foreign exchange). We believe it is useful to evaluate the trends in our results exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted, as these exchange rates could fluctuate significantly between periods and distort the analysis of trends. The impact is determined by assuming constant foreign exchange rates between periods by translating prior period results using the same local currency exchange rates as the comparable current period.

Adjusted net investment income is net investment income excluding the amortization of the fair value adjustment on acquired invested assets from the acquisition of The Chubb Corporation (Chubb Corp) of $26 million in Q4 2020 and $116 million for full-year 2020 and including investment income of $51 million in Q4 2020 and $115 million for full-year 2020 from partially owned investment companies (private equity partnerships) where our ownership interest is in excess of three percent that are accounted for under the equity method. The mark-to-market movement on these private equity partnerships are included in adjusted net realized gains (losses) as described below. We believe this measure is meaningful as it highlights the underlying performance of our invested assets and portfolio management in support of our lines of business.

Adjusted net realized gains (losses), net of tax, includes net realized gains (losses) and net realized gains (losses) recorded in other income (expense) related to unconsolidated subsidiaries, and excludes realized gains and losses on crop derivatives. These derivatives were purchased to provide economic benefit, in a manner similar to reinsurance protection, in the event that a significant decline in commodity pricing impacts underwriting results. We view gains and losses on these derivatives as part of the results of our underwriting operations, and therefore realized gains (losses) from these derivatives are reclassified to adjusted losses and loss expenses.

P&C underwriting income is calculated by subtracting adjusted losses and loss expenses, policy acquisition costs and administrative expenses from net premiums earned by our P&C operations. We use P&C underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest expense, amortization expense of purchased intangibles, Chubb integration expenses, income tax expense and adjusted net realized gains (losses).

Current accident year underwriting income excluding catastrophe losses is underwriting income adjusted to exclude catastrophe losses and prior period development (PPD). We believe it is useful to exclude catastrophe losses, as they are not predictable as to timing and amount, and PPD as these unexpected loss developments on historical reserves are not indicative of our current underwriting performance. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

Core operating income, net of tax, excludes from net income the after-tax impact of adjusted net realized gains (losses), Chubb integration expenses, and the amortization of fair value adjustment of acquired invested assets and long-term debt related to the Chubb Corp acquisition. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude adjusted net realized gains (losses) because the amount of these gains (losses) are heavily influenced by, and fluctuate in part according to, the availability of market opportunities. We exclude the amortization of the fair value adjustments related to purchased

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Chubb Limited News Release

invested assets and long-term debt and Chubb integration expenses due to the size and complexity of this acquisition. These integration expenses are distortive to our results and are not indicative of our underlying profitability. We believe that excluding these integration expenses facilitates the comparison of our financial results to our historical operating results. References to core operating income measures mean net of tax, whether or not noted.

Core operating return on equity (ROE) and Core operating return on tangible equity (ROTE) are annualized non-GAAP financial measures. The numerator includes core operating income (loss), net of tax. The denominator includes the average shareholders’ equity for the period adjusted to exclude unrealized gains (losses) on investments, net of tax. For the ROTE calculation, the denominator is also adjusted to exclude goodwill and other intangible assets, net of tax. These measures enhances the understanding of the return on shareholders’ equity by highlighting the underlying profitability relative to shareholders’ equity and tangible equity excluding the effect of unrealized gains and losses on our investments.

P&C combined ratio is the sum of the loss and loss expense ratio, acquisition cost ratio and the administrative expense ratio excluding the life business and including the realized gains and losses on the crop derivatives, as noted above.

Current accident year combined ratio excluding catastrophe losses excludes the impact of catastrophe losses and PPD from the combined ratio. We believe this measure provides a better evaluation of our underwriting performance and enhances the understanding of the trends in our property and casualty business that may be obscured by these items.

Global P&C performance metrics comprise consolidated operating results (including corporate) and exclude the operating results of the company’s Life Insurance and North America Agricultural Insurance segments. The agriculture insurance business is a different business in that it is a public sector and private sector partnership in which insurance rates, premium growth, and risk-sharing is not market-driven like the remainder of the company’s P&C insurance business. We believe that these measures are useful and meaningful to investors as they are used by management to assess the company’s global P&C operations which are the most economically similar. We exclude the North America Agricultural Insurance and Life Insurance segments because the results of these businesses do not always correlate with the results of our global P&C operations.

Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets, net of tax, divided by the shares outstanding. We believe that goodwill and other intangible assets are not indicative of our underlying insurance results or trends and make book value comparisons to less acquisitive peer companies less meaningful.

See the reconciliation of Non-GAAP Financial Measures on pages 29-35 in the Financial Supplement. These measures should not be viewed as a substitute for measures determined in accordance with GAAP, including premium, net income, return on equity, and net investment income.

NM - not meaningful comparison

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Chubb Limited News Release

Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance, including 2021 performance and the impact of the COVID-19 pandemic, pricing, economic and market conditions, and our expectations and intentions and other statements that are not historical facts, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the following: competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency and severity of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, loss of key employees or disruptions to our operations, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, infection rates and severity of pandemics, including COVID-19, and their effects on our business operations and claims activity, possible terrorism or the outbreak and effects of war, economic, political, regulatory, insurance and reinsurance business conditions, potential strategic opportunities including acquisitions and our ability to achieve and integrate them, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission (SEC).

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	December 31 2020	December 31 2019

Assets
Investments	$118,669	$109,234
Cash	1,747	1,537
Insurance and reinsurance balances receivable	10,480	10,357
Reinsurance recoverable on losses and loss expenses	15,592	15,181
Goodwill and other intangible assets	21,211	21,359
Other assets	23,075	19,275

Total assets	$190,774	$176,943

Liabilities
Unpaid losses and loss expenses	$67,811	$62,690
Unearned premiums	17,652	16,771
Other liabilities	45,870	42,151

Total liabilities	$131,333	$121,612

Shareholders’ equity
Total shareholders’ equity	59,441	55,331

Total liabilities and shareholders’ equity	$190,774	$176,943

Book value per common share	$131.88	$122.42
Tangible book value per common share	$87.69	$78.14
Book value per common share excluding cumulative translation losses (1)	$135.51	$126.71
Tangible book value per common share excluding cumulative translation losses (1)	$90.24	$81.16

(1)

Cumulative translation losses were $1.6 billion in 2020 ($1.1 billion on tangible and $0.5 billion on intangible net assets) and $1.9 billion in 2019 ($1.3 billion on tangible and $0.6 billion on intangible net assets).

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Chubb Limited News Release

Chubb Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended December 31		Year Ended December 31
	2020	2019	2020	2019
Gross premiums written	$10,249	$9,934	$41,261	$40,124
Net premiums written	8,410	7,997	33,820	32,275
Net premiums earned	8,430	7,935	33,117	31,290
Losses and loss expenses	4,813	4,865	21,710	18,730
Policy benefits	234	225	784	740
Policy acquisition costs	1,694	1,542	6,547	6,153
Administrative expenses	778	810	2,979	3,030
Net investment income	847	858	3,375	3,426
Net realized gains (losses)	571	(55)	(498)	(530)
Interest expense	126	134	516	552
Other income (expense):
Gains (losses) from separate account assets	50	24	58	44
Other	572	246	936	552
Amortization of purchased intangibles	73	76	290	305
Chubb integration expenses	—	14	—	23
Income tax expense	334	169	629	795

Net income	$2,418	$1,173	$3,533	$4,454

Diluted earnings per share:
Net income	$5.34	$2.57	$7.79	$9.71
Core operating income	$3.18	$2.28	$7.31	$10.11

Weighted average diluted shares outstanding	453.3	455.9	453.4	458.9

P&C combined ratio
Loss and loss expense ratio	59.6%	64.0%	68.5%	62.1%
Policy acquisition cost ratio	19.0%	18.8%	18.9%	19.1%
Administrative expense ratio	9.0%	9.9%	8.7%	9.4%

P&C combined ratio	87.6%	92.7%	96.1%	90.6%

P&C underwriting income	$969	$533	$1,210	$2,726

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